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                                                                   EXHIBIT 10.13


                          FULL RECOURSE PROMISSORY NOTE

$ 32,837.50

                                                                   June 17, 2002


     FOR VALUE RECEIVED, Paul McDonald ("Payor") hereby promises to pay to THE ARISTOTLE CORPORATION, a Delaware corporation ("Payee"), the principal sum of $32,837.50 on the earlier of (i) June 16, 2005 or (ii) the date which is sixty days following the termination of employment of Payor with Payee or any of its affiliated companies for any reason whatsoever other than the death or permanent disability of Payor or (iii) the date which is six months following the termination of employment of Payor with Payee or any of its affiliated companies as a result of the death or permanent disability of Payor, in any case together with interest on the unpaid balance of said principal sum from the date hereof until this Note is paid in full at a rate per annum equal to 6.00%. Interest shall be payable annually on December 30 of each year of this Note, commencing December 31, 2002, and at maturity. Principal and interest under this Note shall be paid in lawful money of the United States at Payee's offices at 96 Cummings Point Road, Stamford, Connecticut 06902.

     In the event that Payor defaults in the payment of any interest hereunder when due, and such default is not cured within ten days after written notice thereof by Payee to Payor, then the entire unpaid principal balance of this Note, with all interest accrued thereon, shall, at Payee's option, be and become immediately due and payable.

     Protest and notice of non-payment and protest are hereby waived by the undersigned and every endorsor or guarantor hereof. The acceptance by Payee of any payment made hereunder after the time when due shall not establish a custom, or waive any rights of Payee to enforce prompt payment hereof.

     Payor shall be entitled to prepay all or any portion of the principal of this Note, together with accrued interest, without the imposition of any premium or penalty.

     As collateral security for the payment of principal and interest when due on this Note, Payor hereby pledges to Payee 7,100 shares of Common Stock, par value $.01 per share, and 7,100 shares of Series I Preferred Stock, par value $.01 per share, of Payee (the "Shares") as to which Payor represents to Payee that Payor is the owner thereof, free and clear of all liens, claims, and encumbrances. Notwithstanding the foregoing, unless Payor defaults under this Note, Payor shall

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retain all rights of ownership of the Shares, provided, however, that so long as any amount of this Note remains outstanding, Payor shall not sell, assign, transfer, pledge or encumber the Shares. In the event of a default by Payor hereunder, Payee may exercise all of its rights as to the Shares, as well as any other remedy which may be available to Payee.




                                                 /s/ Paul McDonald
                                                 ---------------------
                                                 [Payor] Paul McDonald